Exhibit 99.6

MANAGEMENT’S ASSERTION

March 26, 2004

For the year ended December 31, 2003, CRIIMI MAE Financial Corporation’s monthly Payment Date Statements provided by U.S. Bank National Association as successor to the trust business of State Street Bank & Trust Company are representative of information contained in underlying monthly servicer reports and are mathematically accurate. The CRIIMI MAE Financial Corporation 7% Collateralized Mortgage Obligations Annual Report for 2003 is mathematically accurate and the amounts disclosed agree to the monthly Payment Date Statements.

/s/ Barry Blattman
Barry Blattman
Chairman of the Board
Chief Executive Officer

/s/ Mark Jarrell
Mark Jarrell
President
Chief Operating Officer

/s/ Cynthia O. Azzara
Cynthia O. Azzara
Executive Vice President
Chief Financial Officer and Treasurer

/s/ Eugene J. Bredow
Eugene J. Bredow
Vice President
Corporate Controller